SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)    May 26, 2004

Registrant, State of Incorporation, Address of
Commission File	Principal Executive Offices and Telephone	I.R.S. employer
Number	Number	Identification Number

1-8788	SIERRA PACIFIC RESOURCES	88-0198358
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

0-508	SIERRA PACIFIC POWER COMPANY	88-0044418
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

None

(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
Signatures

Item 5. Other Events

     On May 26, 2004, the Public Utilities Commission of Nevada (PUCN) issued its decision on the 2003 General Rate Case filed by Sierra Pacific Power Company (“SPPC”).

     In its decision the PUCN approved the stipulation agreement reached on April 1, 2004, between SPPC, the Staff of the PUCN and other interveners as summarized below.

•	SPPC will recover approximately $40 million of the $88 million annual rate increase requested.

•	SPPC will be allowed a Return on Equity (ROE) of 10.25%, and an overall Rate of Return (ROR) of 9.26%, an improvement over SPPC’s current ROE and ROR, which are 10.17% and 8.61%, respectively. SPPC had sought an ROE of 12.4% and ROR of 10.03%.

•	The agreement accepts SPPC’s requested accounting treatment as filed in its application for purposes of recording revenues, expenses and assets with the following exception. Accounting issues that are common to SPPC’s general rate case and Nevada Power Company’s (NPC) general rate case that was decided by the PUCN on March 24, 2004, in Docket No. 03-10001, would be treated as set forth in the PUCN’s Order on NPC’s general rate case, except for merger costs. The accounting treatment for merger costs and goodwill established in the NPC decision will apply to the recovery of these costs by SPPC, except that SPPC would include in rates 100% of the costs as filed until recovery is reset by the PUCN in SPPC’s next general rate application.

     Additionally, the PUCN issued its decision on the costs associated with the development and construction of the Piñon Pine generating facility which was not included in the stipulation agreement. Of the $95 million requested, the PUCN decision allows SPPC to recover approximately $48 million of costs related to the Piñon Pine facility. SPPC is allowed to recover $37 million with a carrying charge over 25 years and $11 million without a carrying charge over 10 years. Also, as a result of this decision, in the second quarter of 2004 SPPC expects to record a charge of approximately $47 million ($30 million after-tax) of costs associated with the Piñon Pine facility. The actual amounts and specific timing of the charge may change as the Company is still evaluating the impact of the PUCN’s order.

     Rate increases from the general rate case will go into effect on June 1, 2004.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not required

(b)	Pro forma financial information

Not required

(c)	Exhibits

Not required

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources

(Registrant)

Date: May 27, 2004	By:	/s/ John E. Brown

John E. Brown
Vice President and Controller

Sierra Pacific Power Company

(Registrant)

Date: May 27, 2004	By:	/s/ John E. Brown

John E. Brown
Vice President and Controller